Exhibit 4.19

Addendum No.1

to the Agreement on the Opening of a Non-Revolving Line of Credit dated 13 December 2010

City of Moscow	“30” September 2011

Open Joint-Stock Company Sberbank of Russia (Sberbank of Russia OJSC), hereinafter referred to as the “Lender,” represented by its Managing Director — Head of the Loan Management and Project Financing Office at the Department for Major Client Relations, Tatiana Gennadievna Sakharova, acting on the basis of the Articles of Incorporation and Power of Attorney No. 01-1/1776 dated 17 December, 2010, on the one hand, and Open Joint-Stock Company Mobile TeleSystems, hereinafter referred to as the “Borrower”, represented by the President of Mobile TeleSystems OJSC, Andrei Anatolievich Dubovskov, acting on the basis of the Article of Incorporation, on the other, hereinafter referred to jointly as the “Parties”, have concluded the present Addendum No.1 to Agreement No.5362 on the Opening of a Non-Revolving Line of Credit dated 13 December 2010, hereinafter referred to as the “Agreement”, as follows:

1. Clause 1.1. of the Agreement shall be rewritten to read as follows:

“1.1.                      The Lender agrees to open a non-revolving line of credit in favor of the Borrower for the refinancing of its existing commitments to other lenders (including bond issues), the financing of its investment program, its issuance of loans to affiliates, the financing of its daily operations, and its acquisition of shares (charter capital equity) in third parties for the period ending “12” December 2017 (inclusively) with the following limit:

Limit validity period	Limit sum
From December 13, 2010 through December 31, 2011 (inclusively)	RUB 40,000,000,000 (forty billion rubles)

The Borrower shall repay the Lender for the received credit and pay interest for its utilization, as well as all other relevant payments, in the amount and according to the terms and conditions of the Agreement.”

2. Clause 3.4 of the Agreement shall be rewritten to read as follows:

“3.4. Disbursement of the credit shall take place prior to December 31, 2011 (inclusively) (hereinafter — the “Availability Period End Date”). In the event that, as of the Availability Period End Date, the credit line has not been fully utilized by the Borrower, the free limit balance of the line of credit shall be closed.”

3. Clause 4.1 of the Agreement shall be rewritten to read as follows:

“4.1. The Borrower shall pay the Lender credit interest on the following conditions:

4.1.1.                  for the period from the date of issuance of the credit (not including this date) through 20.03.2010 (inclusively) — at the rate of 8.95 (eight and ninety five hundredths) percent per annum;

4.1.2.                  for the period from 21.03.2011 (inclusively) through 16.08.2011 (inclusively) — at a variable interest rate, determined on the basis of the following:

1)                                     the amount of quarterly credit turnover in the accounts specified in Appendix No.1, as opened by the Borrower, Open Joint-Stock Company COMSTAR-United TeleSystems (location: 27/2 Smolenskaya-Sennaya Ploshchad, Moscow, 119121 RF; OGRN: 1027700003946, hereinafter — “COMSTAR-UTS OJSC”), Open Joint-Stock Company Moscow City Telephone Network (location: 12/3 Petrovsky Boulevard, Moscow, RF; OGRN 1027739285265, hereinafter — “MGTS OJSC”), over the most recent Settlement Period (excluding turnover reflecting the issuance of loans, share premium, internal fund conversion, internal fund transfer for the payment of import contracts, attraction of borrowed funds and repayment of issued loans),

2)                                     amount of quarterly credit turnover in multi-currency settlement account No. 260090132615, as opened by Closed Joint-Stock Company Ukrainian Mobile Communications (location: 15 Ulitsa Leipzigskaya, Kyiv, 01015, Ukraine; EGRPOU (Identity Code) 14333937, hereinafter — “Ukrainian Mobile Communications CJSC”) at Open Joint-Stock Company Subsidiary Bank of Sberbank of Russia (location: 46 Ulitsa Vladimirskaya, Kyiv, 01034, Ukraine; hereinafter referred to as “Subsidiary Bank of Sberbank of Russia OJSC”), over the most recent Settlement Period (excluding turnover reflecting the issuance of loans, share premium, internal fund conversion, internal fund transfer for the

Lender	Borrower

payment of import contracts, attraction of borrowed funds and repayment of issued loans), as determined in accordance with the following Table:

Criteria for establishing variable interest rate:	For the period from 21.03.2011 (inclusively) through 16.08.2011 (inclusively)
Amount of quarterly credit turnover across accounts opened by the Borrower, COMSTAR-UTS OJSC, MGTS OJSC with the Lender over the most recent Settlement Period, in Russian rubles	up to 22,000,000,000 (twenty two billion) (not inclusively)	over 22,000,000,000 (twenty two billion) (inclusively)

Amount of quarterly credit turnover across accounts opened by Ukrainian Mobile Communications CJSC at Subsidiary Bank of Sberbank of Russia OJSC over the most recent Settlement Period, in Ukrainian hryvnia

	up to 750,000,000 (seven hundred and fifty million) (not inclusively)	over 750,000,000 (seven hundred and fifty million) (inclusively)
Variable interest rate for credit utilization, percent per annum	9.95 (nine and ninety-five hundredths)	8.95 (eight and ninety-five hundredths)

In the event that the values of the aforementioned criteria for establishing variable interest rate simultaneously correspond to different interest rate values, the higher of the aforementioned interest rate values shall be established.

When determining the values of the criteria for establishing variable interest rate for the Settlement Period, the most recently-elapsed calendar quarter shall be used.

Credit turnover across the settlement accounts of the Borrower, COMSTAR-UTS OJSC, MGTS OJSC, with the Lender, as indicated in Appendix No. 1 to the Agreement, in foreign currency shall be recalculated into rubles. The recalculation of credit turnover shall be executed at the official exchange rate of the Bank of Russia in effect on the date the funds are deposited in the respective settlement account of the Borrower, COMSTAR-UTS OJSC or MGTS OJSC with the Lender.

4.1.3.                  for the period from 17.08.2011 (inclusively) through 20.12.2013 (inclusively) — at a variable interest rate, determined on the basis of the following:

1)                                     the amount of quarterly credit turnover across the accounts indicated in Appendix No. 1, as opened with the Lender by the Borrower and MGTS OJSC, over the most recent Settlement Period (excluding turnover reflecting the issuance of loans, share premium, internal fund conversion, internal fund transfer for the payment of import contracts, attraction of borrowed funds and repayment of issued loans),

2)                                     the amount of quarterly credit turnover in multi-currency current account No.260090132615, opened by Ukrainian Mobile Communications CJSC with Subsidiary Bank of Sberbank of Russia OJSC, over the most recent Settlement Period (excluding turnover reflecting the issuance of loans, share premium, internal fund conversion, internal fund transfer for the payment of import contracts, attraction of borrowed funds and repayment of issued loans), as determined in accordance with the following Table:

Criteria for setting of the variable interest rate:	For the period running from 17.08.2011 (inclusively) through 20.12.2013 (inclusively)
Amount of quarterly credit turnover across accounts opened by the Borrower and MGTS OJSC with the Lender over the most recent Settlement Period, in Russian rubles	up to 22,000,000,000 (twenty two billion) (not inclusively)	over 22,000,000,000 (twenty two billion) (inclusively)

Amount of quarterly credit turnover across accounts opened by Ukrainian Mobile Communications CJSC with Subsidiary Bank of Sberbank of Russia OJSC over the most recent Settlement Period, in Ukrainian hryvnia

	up to 750,000,000 (seven hundred and fifty million) (not inclusively)	over 750,000,000 (seven hundred and fifty million) (inclusively)
Variable interest rate for credit utilization, percentage per annum	9.5 (nine and five tenths)	8.5 (eight and five tenths)

In the event that the values of the aforementioned criteria for establishing variable interest rate simultaneously meet different interest rate values, the higher of the aforementioned interest rate values shall be established.

When determining the values of the criteria for establishing variable interest rate for the Settlement Period, the most recently-elapsed calendar quarter shall be used.

Credit turnover across the settlement accounts of the Borrower and MGTS OJSC with the Lender, as indicated in Appendix No. 1 to the Agreement, in foreign currency shall be recalculated into rubles. The recalculation of credit turnover shall be executed at the official exchange rate of the Bank of Russia in effect on the date the funds are deposited in the respective settlement account of the Borrower or MGTS OJSC with the Lender.

In the event of the Borrower’s breach of any of the conditions stipulated in Clause 8.2.8 of the Agreement, the higher interest rate value of the two listed in the table provided in the present clause shall be established.

If the loan debt under the Agreement as of January 1, 2012 is less than RUB 15,000,000,000 (fifteen billion rubles), the interest rate amounts specified in the present subparagraph of the Agreement from January 1, 2012 shall increase by 0.1 (one tenth) percentage point and total 9.6 (nine and six tenths) percent per annum and 8.6 (eight and six tenths) percent per annum, respectively.

Interest rate shall be established on a quarterly basis for the respective Interest Period, without the conclusion of an addendum, by written notice from the Lender to the Borrower of the interest rate established for the respective Interest Period, as determined on the basis of the following Table correlating Settlement and Interest Periods:

	Settlement Period	Interest Period
1	from October 01, 2010 to December 31, 2010	from March 21, 2011 to June 20, 2011
2	from January 01, 2011 to March 31, 2011	from June 21, 2011 to September 20, 2011
3	from April 01, 2011 to June 30, 2011	from September 21, 2011 to December 20, 2011
4	from July 01, 2011 to September 30, 2011	from December 21, 2011 to March 20, 2012
5	from October 01, 2011 to December 31, 2011	from March 21, 2012 to June 20, 2012
6	from January 1, 2012 to March 31, 2012	from June 21, 2012 to September 20, 2012
7	from April 1, 2012 to June 30, 2012	from September 21, 2012 to December 20, 2012
8	from July 1, 2012 to September 30, 2012	from December 21, 2012 to March 20, 2013
9	from October 1, 2012 to December 31, 2012	from March 21, 2013 to June 20, 2013
10	from January 1, 2013 to March 31, 2013	from June 21, 2013 to September 20, 2013
11	from April 1, 2013 to June 30, 2013	from September 21, 2013 to December 20, 2013

The values of the aforementioned criteria for establishing variable interest rate with respect to any new account opened with the Lender shall be considered by the Lender when determining variable interest rate under the Agreement beginning with the Settlement Period during which an addendum to the Agreement is concluded on the addition of the new account to Appendix No. 1 to the Agreement or the terms of the Agreement; that said, the Parties shall make every reasonable effort to ensure the speedy conclusion of such addendum or amendment of the Agreement from the moment of the Lender’s receipt from the Borrower of notice of its intention to add the new account to Appendix No. 1 to the Agreement.

Notice of the established interest rate amount, including the respective criteria values, shall be sent by the Lender to the Borrower no later than the first business day of the next regularly-scheduled Interest Period. In the event that the Borrower fails to receive said notice, interest rate shall be independently calculated by the Borrower pursuant to the present clause of the Agreement.

4.1.4. for the period from 21.12.2013 (inclusively) until the date of full credit repayment, as specified in Clause 1.1 of the Agreement — at the rate of 8.5 (eight and five tenths) percent per annum.

4. Clause 4.4. of the Agreement shall be rewritten to read as follows:

“4.4. The Borrower shall be charged for its utilization of the line of credit limit in the following manner:

•  the Borrower shall be charged for its utilization of the line of credit limit in the amount of 0.5 (zero point five tenths) percent per annum of the free limit balance of the line of credit, as calculated in accordance with Clause 3.1 of the Agreement.

• within the period from 01 August 2011 (inclusively) — in the amount of 0.3 (zero point three tenths) percent per annum of the free limit balance of the line of credit, as calculated in accordance with Clause 3.1 of the Agreement.

Charging for utilization of the line of credit limit is undertaken for the period from the limit start date indicated in Clause 1.1 of the Agreement (not including this date) until:

1.                                      Availability Period End Date, or

2.                                      Date of full credit repayment made before the Availability Period End Date (inclusively), subject to full disbursement of the line of credit.

The fee for utilization of the line of credit limit is paid by the Borrower to the Lender within the dates of interest payment set by the terms of the Agreement in the amount charged as of the specified dates (inclusively).”

5. Clauses 5.6-5.13 of the Agreement shall be rewritten to read as follows:

5.6. Funds received towards the discharge of debt under the Agreement, including those directly debited from the Borrower’s accounts, as well as those transferred by third parties, shall be directed, regardless of the payment purpose (in due consideration of the provisos set forth in Clauses 5.7, 5.10, 5.11, 5.12, 5.13 of the Agreement) indicated in the payment document, first and foremost towards the recoupment of court and other Lender costs incurred in debt recovery according to the following priority ranking:

1)                                     payment of overdue fees for opening of the line of credit;

2)                                     remittance of overdue payment for utilization of the line of credit limit;

3)                                     payment of overdue interest;

4)                                     payment of the one-time fee for opening of the line of credit;

5)                                     remittance of current payment for utilization of the line of credit limit;

6)                                     payment of current interest;

7)                                     repayment of overdue loan debt under the credit;

8)                                     remittance of the fee for early credit repayment;

9)                                     repayment of current loan debt under the credit;

10)                              payment of late charges for failure to perform Agreement obligations within the prescribed timeframe.

That said, loan debt under the credit shall be discharged in chronological order, beginning with the credit account opened first.

Agreement obligations (in terms of the discharge of loan debt under the credit, the payment of interest and remittance of Bank Fees) shall become current as of the date of origination of the performance timeframe pursuant to the terms established under the Agreement (hereinafter, the “Payment Date”).

Within the scope of the Agreement, overdue obligations shall be understood to mean Agreement obligations not performed as of the Payment Date.

5.7.                            Funds received, pursuant to the respective payment orders, towards the payment of a late charge (late charges) under the Agreement, in cases where said payment purpose is indicated as the sole payment purpose in the respective payment document, shall be directed by the Lender towards the payment of the late charge (late charges) pursuant to the priority ranking of late charge payments established in Clause 5.6 of the Agreement.

Any excess funds received shall be directed by the Lender towards the discharge of obligations pursuant to the payment priority ranking established in Clause 5.6 of the Agreement.

5.8.                            In cases where the Borrower uses credit funds to finance costs denominated in a currency other than the credit currency, conversion operations involving credit funds shall be executed by the Lender at the Lender’s exchange rate and on the Lender’s terms as of the date of operation execution.

5.9.                            Obligations related to the discharge of loan debt under the credit may be performed earlier than the Payment Date pursuant to Clause 6.2 of the Agreement.

Payments received towards the discharge of loan debt under the credit earlier than the dates indicated in Clause 6.1 of the Agreement shall be directed by the Lender towards the discharge of said obligations in view of the next payment dates for credit repayment established in Clause 6.1 of the Agreement, in due consideration of the payment priority ranking established in Clause 5.6 of the Agreement. In this case, obligations related to the discharge of loan debt, for the purposes of payment distribution according to the payment priority ranking established in Clause 5.6 of the Agreement, shall become current for discharge as of the date funds are received in the amount of the received funds, but not to exceed the amount of funds remaining following their distribution among the other payments indicated in the payment priority ranking prior to the payment towards the discharge of current loan debt under the credit, and not more than the principle amount of debt indicated in the payment document (where applicable).

The excess funds received from the Borrower pursuant to the present clause of the Agreement shall be returned to the Borrower’s account opened with the Lender no later than the next business day after the date on which said funds are received.

In cases where it is impossible to identify the purpose of the payment (no indication of the obligation(s) being performed) indicated in the payment document, the received funds shall be directed by the Lender towards the discharge of loan debt under the credit pursuant to the present clause of the Agreement.

5.10.                     Obligations related to interest and/or Bank Fee payments may be performed earlier than the Payment Date in an amount not exceeding the amount accrued as of the date the respective funds are received by the Lender (inclusively). In this case, all obligations related to interest and Bank Fee payments shall become current for discharge as of the date on which the funds are received in the amount of received funds, but not to exceed the amount accrued.

That said, funds received from the Borrower towards the discharge of the aforementioned obligations, irrespective of the payment purpose indicated in the payment document, shall be directed by the Lender towards the discharge of obligations related to interest and Bank Fee payments pursuant to the payment priority ranking established in Clause 5.6 of the Agreement.

5.11.                     If 10 (ten) or fewer business days remain until the Payment Date for the payment of interest and/or Bank Fees (hereinafter, the “Early Payment Period”), any excess amount received from the Borrower pursuant to Clause 5.10 of the Agreement (hereinafter, “Early Payments”) shall be directed by the Lender towards the discharge of the aforementioned Borrower obligations by the next Payment Dates pursuant to the payment priority ranking established in Clause 5.6 of the Agreement. In the event of the occurrence during the Early Payment Period of current obligations related to the discharge of loan debt under the Agreement and the non-remittance from the Borrower of a payment towards the discharge of said obligations by the Payment Date established in the Agreement, Early Payments shall be directed towards the discharge of said obligations.

If more than 10 (ten) business days remain until the Payment Date for the payment of interest and/or Bank Fees, the Lender shall direct Early Payments towards the payment of late charges pursuant to the payment priority ranking established in Clause 5.6 of the Agreement. That said, Early Payments in an amount exceeding the amount of paid late charges shall be returned by the Lender to the Borrower’s account opened with the Lender no later than the next business day after the date on which said funds are received.

5.12.                     During the Early Payment Period, the Borrower shall be entitled, within the 3 (three) business days following the date on which the respective funds are remitted to the Lender but not later than 2 (two) business days (inclusively) until the next Payment Date, to serve the Lender with a written application seeking their return or the direction towards the discharge of loan debt under the credit of Early Payments received by the Lender pursuant to Clause 5.11 of the Agreement.

The Lender shall then return the Early Payments following their distribution pursuant to the payment priority ranking established in Clause 5.6 of the Agreement, or direct them towards the discharge of loan debt under the credit pursuant to Clause 6.2 of the Agreement in due consideration of Clause 5.9 of the Agreement no later than the next business day following its receipt of the Borrower’s written application.

The return of Early Payments shall be executed by the Lender to the Borrower’s accounts opened with the Lender.

In cases of the direction of Early Payments towards the discharge of loan debt under the credit, the date of discharge of loan debt under the credit shall be deemed the date on which the respective early-paid amount is directed by the Lender towards the discharge of loan debt under the credit.

5.13. If, as of the Payment Date, the payment amount exceeds the payable amount pursuant to the terms of the Agreement, the excess amount received from the Borrower following its distribution pursuant to the payment priority ranking established in Clause 5.6 of the Agreement shall be returned by the Lender to the Borrower’s account opened with the Lender no later than the next business day following the respective Payment Date.”

6. The Agreement shall be augmented with Clause 5.14, to read as follows:

“5.14. In the event of the remittance of payments under the Agreement in a currency other than the payment currency established in the Agreement, the Lender shall be entitled to independently execute the conversion of said funds into the payment currency under the Agreement at the Lender’s exchange rate and on the Lender’s terms in effect as of the date of execution of said conversion operations, with their subsequent direction towards the discharge of debt under the Agreement.”

7. The preamble to Clause 8.2.5 of the Agreement shall be rewritten to read as follows:

“8.2.5. The Lender shall be provided, on a quarterly basis no later than 15 (fifteen) business days from the final date of the period established under applicable Russian Federation law for the submission of accounting records to the tax authorities, with the following: (continuation of the current text)”

8. All remaining clauses of the Agreement not amended by the present Addendum shall remain valid.

9. The present Addendum shall enter into force at the time of its signing by the Parties, constitute an integral part of the Agreement, and extend to Party relations under the Agreement arising as of 01 August 2011 (inclusively).

10. The present Addendum has been compiled in 2 (two) original counterparts, each with equal legal force, one kept with the Lender and the other with the Borrower.

10. Location and Bank Details of the Parties

13.1. The Lender:

Location and mailing address: 19 Ulitsa Vavilova, Moscow, 117997, Russian Federation.

TIN: 7707083893, OGRN: 1027700132195, KPP: 775001001, OKPO: 00032537

For transfers in Russian rubles: Account at Sberbank of Russia OJSC No. 30301810500001000014,

correspondent account No. 30101810400000000225 at OPERU of the Moscow Main Territorial Department of the Bank of Russia, BIC 044525225.

For transfers in United States dollars:

Account No.30301840800001000014, Sberbank, Moscow, SWIFT SABRRUMM,

(HEAD OFFICE — ALL OFFICES in RUSSIA)

BANK OF NEW YORK MELLON NEW YORK, NY, SWIFT IRVT US 3N

For transfers in Euro:

Account No. 30301978400001000014 Sberbank, Moscow, SWIFT SABRRUMM.

(HEAD OFFICE — ALL OFFICES in RUSSIA)

DEUTSCHE BANK AG FRANKFURT AM MAIN, SWIFT DEUTDEFF.

Phone: (495) 747-37-77. Fax: (495) 957-57-61.

13.2. The Borrower:

Location and mailing address: 4 Ulitsa Marksistskaya, Moscow, 109147, Russian Federation.

INN 7740000076, KPP 1027700149124, OGRN 770901001, OKPO 52686811.

Settlement account in the currency of the Russian Federation No. 40702810100020008293 at the OPERU of Sberbank of Russia OJSC.

Foreign currency account No. 40702840400020008293 at the OPERU Sberbank of Russia OJSC.

Phone: (495) 223-21-64. Fax: (495) 223-21-64.

Signatures of the Parties

Lender Managing Director — Head of the Loan Management and Project Financing Office at the Department for Major Client Relations, Sberbank of Russia OJSC	Borrower President, MobileTeleSystems OJSC
(signed)	(signed)
T.G. Sakharova	A.A. Dubovskov